Exhibit 10.22

Corporate Fuels & By-Products 220 West Main Street Louisville, KY40202

April 1, 2009

Armstrong Coal Company

407 Brown Road

Madisonville, Kentucky 42131

Attn: Mr. Kenny Allen

Ref:	LG&E/KU Coal Supply Agreement No. J07032 Amendment

For Temporary Price Change

Dear Kenny:

This letter is to amend the Base Price parameters noted below of the above referenced Coal Supply Agreement, but only with respect to the time period as described below.

Louisville Gas and Electric Company and Kentucky Utilities Company agree the following revised pricing will apply to all coal shipped via truck from Midway Mine to Armstrong Dock (formerly known as Smallhous Dock) during the time period from April 1, 2009 to December 31, 2009.

From April 1, 2009 to December 31, 2009 the Base Price shall be the Base Price plus adjustment (per Section 8.4), plus $1.90 per ton, FOB Barge Armstrong Dock located at Mile Point 76.6 on the Green River (which Base Price covers the coal, trucking cost to deliver the coal to Armstrong Dock and all costs to transload the coal into barges at Armstrong Dock). The Base Price effective April 1, 2009 shall be $29.50 per ton and may be adjusted July 1 and October 1, 2009.

In all other respects, the terms, pricing and other conditions of the Coal Supply Agreement shall remain the same.

Please indicate your agreement to these terms by signing where indicated on both of the originals and returning both originals to me. I will have them signed on behalf of LG&E/KU and return a fully executed original to you.

Sincerely,

/s/ W. G. Gilbert, Jr.
W. G. Gilbert, Jr. Senior Fuels and Transportation Administrator

Acknowledged and agreed:		Louisville Gas and Electric Company
Armstrong Coal Company		Kentucky Utilities Company

By:	/s/ Kenneth E. Allen	By:	/s/
Title:	V. P. Operations	Title:	Director, Corporate Fuels & By-Products
Date:	4-3-2009	Date:	4/7/09